The World Funds, Inc.
                            The World Insurance Trust
                      Approval of D&O/E&O Insurance Policy

      RESOLVED, that having considered all relevant factors, the Board Members have determined that (i) the participation of the Funds in the D&O/E&O Policy issued by ICI Mutual Insurance Company is in the best interests of the Company and the Trust and each Fund; and (ii) the portion of the premium allocated to each Fund for such D&O/E&O Policy, based upon its proportionate share of the aggregate premiums that would have been paid if the insured party had purchased separate policies is, consistent with the provisions of Rule 17d-1(d)(7) under the Investment Company Act of 1940, as amended, fair and reasonable; and be it

      FURTHER RESOLVED, that the D&O/E&O Policy be, and it hereby is, approved.

     As Secretary, I hereby certify that the foregoing resolutions were adopted unanimously by all directors (including directors who are not interested persons or any of the affiliated persons covered by the Board) at an in person meeting as set forth above.

     IN WITNESS WHEREOF, I have hereunto set my hand this 10th day of October 2008.

/s/ Karen Shupe
Karen Shupe
Secretary




     Had the above-referenced investment companies not been named as insured under a joint insured bond, pursuant to section 17g-1(g)(1)(B)(iii), each of them would have provided and maintained a single insured bond in the amounts set forth below:

1. The World Funds, Inc.                        $1,500,000
2. Satuit Capital Management, Trust             $  600,000
3. World Insurance Trust                        $  250,000
4. American Growth Fund                         $  300,000
5. Shepherd Growth Fund                         $  200,000
6. Diamond Portfolio Investment Trust           $   50,000
7. World Funds Trust                            $   50,000



     The premium that has been paid under the Joint Insured Fidelity Bond covers the period from March 31, 2008 to March 31, 2009 for an aggregate coverage amount of $5,000,000. The premium that has been paid for The World Funds, Inc. under the Joint Insured Fidelity Bond covers the Trust for the period from March 31, 2008 to March 31, 2009.